RESTATED ARTICLES OF INCORPORATION
OF
LITHIA MOTORS, INC.
(as amended as of April 25, 2019)
The following version of the Restated Articles of Incorporation of Lithia Motors, Inc., an Oregon corporation, filed with the Oregon Secretary of State on October 21, 1996, has been prepared for and filed with the Securities and Exchange Commission and includes the amendment reflected in Articles of Amendment filed with the Oregon Secretary of State on May 13, 1999 and April 25, 2019:
ARTICLE I: NAME OF CORPORATION
The name of the corporation is Lithia Motors, Inc.
ARTICLE II: NUMBER OF AUTHORIZED SHARES
The total number of shares of stock of all classes which the corporation shall have the authority to issue is one hundred forty million (140,000,000) shares, consisting of fifteen million (15,000,000) shares of a single class of preferred stock with no par value, one hundred million (100,000,000) shares of Class A Common Stock with no par value, and twenty-five million (25,000,000) shares of Class B Common Stock with no par value. After any shares of Class A Common Stock are issued and outstanding, the Board of Directors of the corporation shall not, without the vote or consent of the holders of the corporation’s Class A Common Stock, issue any shares of Class B Common Stock except as provided by Article III, Section 2.
ARTICLE III: RIGHTS AND LIMITATIONS OF CAPITAL STOCK
The relative rights and limitations of each class of capital stock shall be as set forth in this Article III.
Section 1.    Voting of Class A and Class B Stock.
(a)    In all elections of directors, and in all other matters as to which the vote or consent of shareholders of the corporation shall be required or shall be taken, each holder of one or more shares of Class A Common Stock shall be entitled to one (1) vote for each share of the Class A Common Stock then held.
(b)    In all elections of directors, and in all other matters as to which the vote or consent of shareholders of the corporation shall be required or shall be taken, each holder of one or more shares of Class B Common Stock shall be entitled to ten (10) votes for each share of the Class B Common Stock then held.

(c)    Except as otherwise required by law, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of the corporation’s shareholders.
Section 2.    Dividends and Distributions.
With Respect to Class A and Class B Stock. The holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive whatever dividends, payable in cash or otherwise, are lawfully declared by the Board of Directors from time to time with respect to those shares. Shares of Class A Common Stock and Class B Common Stock shall have equal rights to share in and receive any dividends, liquidation proceeds and other distributions made by the corporation with respect to the corporation’s common stock. In furtherance of and not limiting the foregoing, in the event that the holders of shares of Class A Common Stock are entitled to receive a dividend or distribution payable in whole or in part in additional shares of Class A Common Stock, the holders of shares of Class B Common Stock shall be entitled to receive a proportionately equal dividend or distribution payable in shares of Class B Common Stock.
Section 3.    Restrictions on Transfer of Class B Stock.
(a)    Except as provided in subsection 3(b) of this Article III, no person holding shares of Class B Common Stock or any beneficial interest therein (a “Class B Holder”) may transfer any interest in such Class B shares to any person other than a “Permitted Transferee”. Neither the corporation nor the transfer agent, if any, for the Class B Common Stock (the “Transfer Agent”), shall register the transfer of any interest in shares of Class B Common Stock, except to a “Permitted Transferee” of the transferor.
(b)    For purposes of this Section 3, the term “Permitted Transferee” shall mean and include the corporation and also shall have the following meanings in the indicated circumstances:
(1)    In the case of a Class B Holder who is a natural person holding record and beneficial ownership of one or more shares of Class B Common Stock, “Permitted Transferee” means:
(i)    The spouse of that Class B Holder (the “Spouse”).
(ii)    A lineal descendant of a great grandparent of that Class B Holder or of the Spouse (a “Descendant”).
(iii)    The trustee of a trust (including a voting trust) maintained for the benefit of any one or more of the following persons, and for no other person: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, or (D) an organization to which contributions are deductible for federal income, estate or gift tax purposes (a “Charitable Organization”). A trust described in the preceding sentence may grant a general or special power of appointment to the Spouse or to one or more of the Descendants. A trust described in the first sentence of this subsection 3(b)(1)(iii) may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estate of the Class B Holder which are payable by reason of the death of the Class B Holder, the Spouse or a Descendant. In order to be a “Permitted Transferee”, a trust which is otherwise described in this subsection 3(b)(1)(iii) must prohibit any transfer (other than the granting of a power of appointment as provided in the second sentence of this subsection 3(b)(1)(iii)) of any beneficial interest in shares of Class B Common Stock to any person other than “Permitted Transferees” as defined in clauses (A) through (D) of this subsection 3(b)(1)(iii). A trust which satisfies all of the conditions of this subsection 3(b)(1)(iii) shall be referred to herein as a “Trust”.
(iv)    Any Charitable Organization, including but not limited to a Charitable Organization established by that Class B Holder or a Descendant.
(v)    An Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, with respect to which that Class B Holder is a participant or beneficiary, but only if that Class B Holder is vested with the power to direct the investment of funds deposited into that Individual Retirement Account and to control the voting of securities held by that Individual Retirement Account (an “IRA”).
(vi)    A pension, profit sharing, stock bonus or other type of plan or trust with respect to which that Class B Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code, but only if that Class B Holder is vested with the power to direct the investment of funds deposited into that plan or trust and to control the voting of securities held by that plan or trust (a “Plan”).
(vii)    A corporation all of the outstanding capital stock of which is owned by persons who are included in one or more of the following classes of permitted owners: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, (D) any Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)), (E) any other Class B Holder, and/or (F) a Permitted Transferee of any other Class B Holder (determined pursuant to this subsection 3(b)). If 50% or more of the voting shares of a corporation described in the preceding sentence (or of any survivor of a merger or consolidation of such a corporation), are acquired in the aggregate by one or more persons who are not included in one or more of the classes of permitted owners described in the preceding sentence, then all shares of Class B Common Stock then held by that corporation shall be deemed without further act on any person’s part to be converted into shares of Class A Common Stock in accordance with the provisions of subsection 4(b) of this Article III, and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.
(viii)    A partnership in which more than fifty percent (50%) of the capital interests and more than fifty percent (50%) of the voting interests are owned by persons who are included in one or more of the following classes of permitted owners: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, (D) any Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)), (E) any other Class B Holder, and/or (F) a

Permitted Transferee of any other Class B Holder (determined pursuant to this subsection
3(b)). If 50% or more of the capital interests or 50% or more of the voting interests in a partnership described in the preceding sentence are acquired in the aggregate by one or more persons who are not included in one or more of the classes of permitted owners described in the preceding sentence, then all shares of Class B Common Stock then held by that partnership shall be deemed without further act on any person’s part to be converted into shares of Class A Common Stock in accordance with the provisions of subsection 4(b) of this Article III, and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.
(ix)    A limited liability company in which more than fifty percent (50%) of the capital interests and more than fifty percent (50%) of the voting interests are owned by persons who are included in one or more of the following classes of permitted owners: (A) that Class B Holder, (B) the Spouse, (C) one or more Descendants, (D) any Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)), (E) any other Class B Holder, and/or (F) a Permitted Transferee of any other Class B Holder (determined pursuant to this subsection 3(b)). If 50% or more of the capital interests or 50% or more of the voting interests in a limited liability company described in the preceding sentence are acquired in the aggregate by one or more persons who are not included in one or more of the classes of permitted owners described in the preceding sentence, then all shares of Class B Common Stock then held by that limited liability company shall be deemed without further act on any person’s part to be converted into shares of Class A Common Stock in accordance with the provisions of subsection 4(b) of this Article III, and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.
(x)    Another Class B Holder or another Class B Holder’s Permitted Transferee (determined pursuant to this subsection 3(b)).
(xi)    In the event of the death of a Class B Holder, that Class B Holder’s estate and heirs.
(2)    In the case of a Class B Holder which is holding shares of Class B Common Stock as trustee of an IRA, a Plan or a Trust other than a Trust described in subsection 3(b)(3) of this Article III, each of the following shall be a “Permitted Transferee”: (a) any participant in or beneficiary of such IRA, such Plan or such Trust, (b) the person who transferred those shares of Class B Common Stock to such IRA, such Plan or such Trust, and (c) a Permitted Transferee of any person described in clause (a) or (b) of this subsection 3(b)(2).
(3)    In the case of a Class B Holder which is holding shares of Class B Common Stock as trustee pursuant to a Trust which is irrevocable on the “Issue Date” (as defined in subsection 3(d)(6)), “Permitted Transferee” means any person in existence on the Issue Date to whom or for whose benefit principal may be distributed either during the term of that Trust or at the end of the term of that Trust, whether by power of appointment or otherwise.

(4)    In the case of a Class B Holder which is holding record (but not beneficial) ownership of shares of Class B Common Stock as nominee for the person who is the beneficial owner thereof on the “Issue Date”, “Permitted Transferee” means that beneficial owner and a Permitted Transferee of that beneficial owner (determined pursuant to this subsection 3(b)).
(5)    In the case of a Class B Holder which is a partnership holding record and beneficial ownership of shares of Class B Common Stock, “Permitted Transferee” means any person who is a partner of that partnership at the time that partnership first becomes a Class B Holder, and also means any Permitted Transferee of that partner (determined pursuant to this subsection 3(b)).
(6)    In the case of a Class B Holder which is a limited liability company holding record and beneficial ownership of shares of Class B Common Stock, “Permitted Transferee” means any person who is a member of that limited liability company at the time that limited liability company first becomes a Class B Holder, and also means any Permitted Transferee of that member (determined pursuant to this subsection 3(b)).
(7)    In the case of a Class B Holder which is a corporation (other than a Charitable Organization described in subsection 3(b)(1)(iv)) holding record and beneficial ownership of shares of Class B Common Stock (a “Corporate Holder”), “Permitted Transferee” means: (a) any person who is a shareholder of that Corporate Holder at the time the Corporate Holder first becomes a Class B Holder, or any Permitted Transferee of any such shareholder (determined pursuant to this subsection 3(b)); and (b) the survivor (the “Survivor”) of a merger or consolidation of that Corporate Holder, but only for so long as that Survivor is controlled, directly or indirectly, by: (i) those shareholders of the Corporate Holder who are shareholders of the Corporate Holder at the time the Corporate Holder first becomes a Class B Holder, and/or (ii) any Permitted Transferees of such shareholders (determined pursuant to this subsection 3(b)).
(8)    In the case of a Class B Holder which is the estate of a deceased Class B Holder which held record and beneficial ownership of shares of Class B Common Stock at the time of death, and in the case of a Class B Holder which is the estate of a bankrupt or insolvent Class B Holder which held record and beneficial ownership of shares of Class B Common Stock at the time of bankruptcy or insolvency, “Permitted Transferee” means a Permitted Transferee of that deceased, bankrupt or insolvent Class B Holder (determined pursuant to this subsection 3(b)).
(9)    In the case of any Class B Holder who desires to gift one or more shares of Class B Common Stock to any other Class B Holder or to any Permitted Transferee of any other Class B Holder (determined pursuant to this subsection 3(b)), “Permitted Transferee” means any such other donee Class B Holder or Permitted Transferee.
(10)    In the case of any Class B Holder, “Permitted Transferee” means any person which will hold record (but not beneficial) ownership of shares of Class B Common Stock as nominee for that Class B Holder or a Permitted Transferee of that Class B Holder (determined pursuant to this subsection 3(b)).

(11)    Only those persons specifically identified as “Permitted Transferees” in the preceding provisions of this subsection 3(b) shall be “Permitted Transferees” for purposes of this Section 3.
(c)    Notwithstanding any contrary provision set forth in this Section 3, any Class B Holder may pledge that Holder’s shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of those shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to, registered in the name of, or voted by, the pledgee and shall remain subject to the provisions of this Section 3. In the event foreclosure or other similar action by a pledgee shall cause record or beneficial ownership of pledged Class B Common Stock to be transferred to a person who is not a Permitted Transferee of the pledgor, such pledged shares of Class B Common Stock shall be converted into shares of Class A Common Stock at the moment of transfer of ownership, in accordance with the provisions of subsection 4(b).
(d)    For purposes of this Article III:
(1)    The relationship between any two persons which is derived by or through legal adoption shall be considered a natural relationship.
(2)    Each joint owner of shares of Class B Common Stock and each owner of a community property interest in shares of Class B Common Stock shall be considered a “Class B Holder” of such shares.
(3)    A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Transfer to Minors Act or similar law shall be considered to be the Class B Holder of such shares (and the custodian of those shares shall not be considered to be a Class B Holder of those shares).
(4)    Unless otherwise specified, the term “person” means and includes natural persons, corporations, partnerships, unincorporated associations, firms, joint ventures, limited liability companies, trusts and all other entities.
(5)    The term “transfer” shall mean and include any form of voluntary or involuntary sale, exchange, gift, bequest, devise, assignment, disposition, pledge, hypothecation, encumbrance, appointment, grant of voting power or proxy, or other conveyance of any and every kind, including but not limited to conveyances by operation of law.
(6)    With respect to particular shares of Class B Common Stock, the “Issue Date” shall be the date on which those shares of Class B Common Stock are first issued by the corporation.
(e)    Any purported transfer of shares of Class B Common Stock to any person who is not a Permitted Transferee shall be void and of no effect, and the purported transferee shall have no rights as a shareholder of the corporation and no other rights against or with respect to the corporation. The corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as the corporation deems necessary to establish that such transferee is a Permitted Transferee. Each certificate representing shares of Class B Common Stock shall be endorsed with a legend which states that shares of Class B Common Stock are not transferable to any person other than certain restricted transferees and are subject to certain restrictions as set forth in the Restated Articles of Incorporation filed by the corporation with the Secretary of State of the State of Oregon.
Section 4.    Conversion of Class B Common Stock.
(a)    Each holder of one or more shares of Class B Common Stock shall have the right and option at any time to convert one or more shares of Class B Common Stock into an equivalent number of fully paid and nonassessable shares of Class A Common Stock (i.e. one share of Class B Common Stock for one share of Class A Common Stock). Such right shall be exercised by the surrender to the corporation (at any time during normal business hours at the principal executive offices of the corporation or at the office of the Transfer Agent) of the certificate representing the share(s) of Class B Common Stock to be converted, accompanied by: (1) a written notice stating the election by the holder thereof to convert, and (2) instruments of transfer (if so required by the corporation or the Transfer Agent), in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and (3) transfer tax stamps or funds therefor (if required pursuant to subsection 4(f)).
(b)    Subject to, and without limiting the effect of, subsection 3(e), if there is any transfer or other change in the beneficial ownership (as determined under Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of any share of Class B Common Stock or of any interest in any share of Class B Common Stock, and if the new beneficial owner of that share of Class B Common Stock is not a “Permitted Transferee” (as defined in subsection 3(b) of this Article III) of the person who shall have been the beneficial owner of that share of Class B Common Stock immediately prior to that change in beneficial ownership, then each such share of Class B Common Stock shall thereupon be converted automatically into one (1) fully paid and nonassessable share of Class A Common Stock, and any and all stock certificates representing each such share of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.
(1)    A determination by the Secretary of the corporation that a change in beneficial ownership of one or more shares of Class B Common Stock requires conversion under this subsection 4(b) shall be conclusive. If the Secretary of the corporation determines that a change in beneficial ownership of one or more shares of Class B Common Stock requires conversion under this subsection 4(b), then the Secretary of the corporation shall promptly request that each holder of record of each such share of Class B Common Stock deliver to the corporation for conversion hereunder, and each such holder shall thereupon be required, within ten (10) days following that request, to deliver to the corporation for conversion hereunder, the certificate representing each such share of Class B Common Stock, together with instruments of transfer, in form satisfactory to the corporation and Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor (if required pursuant to subsection 4(f)).
(2)    Notwithstanding any other provision of this Article III, the transfer to any person of capital interests, voting interests or other membership interests in a limited liability company which holds record and beneficial ownership of shares of Class B Common Stock shall not cause or be deemed to have caused any change in the beneficial ownership of any share(s) of Class B Common Stock or of any interest(s) in share(s) of Class B Common Stock which are owned by that limited liability company, unless and until such time as 50% or more of the capital interests or 50% or more of the voting interests in that limited liability company are held by one or more persons who would not be “Permitted Transferees” (as determined under subsection 3(b)(6)) of that limited liability company. If at any time the Secretary of the corporation determines that 50% or more of the capital interests or 50% or more of the voting interests in a limited liability company (which holds record and beneficial ownership of shares of Class B Common Stock) are acquired or held by one or more persons who would not be “Permitted Transferees” (as determined under subsection 3(b)(6)) of that limited liability company, then all shares of Class B Common Stock then held by that limited liability company shall be converted automatically into an equivalent number of shares of Class A Common Stock in accordance with the provisions of this subsection 4(b), and any and all stock certificates representing those shares of Class B Common Stock shall thereupon cease to represent shares of Class B Common Stock and shall thereafter be deemed for all purposes to represent an identical number of shares of Class A Common Stock.
(c)    If, on the record date for any annual meeting of shareholders, the number of shares of Class B Common Stock then outstanding is less than one percent (1%) of the aggregate number of shares of Class B Common Stock and Class A Common Stock then outstanding, as determined by the Secretary of the corporation, then each share of Class B Common Stock then outstanding shall thereupon automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock, and each share of Class B Common Stock then authorized but unissued shall thereupon automatically be deemed an authorized but unissued share of Class A Common Stock. Upon making such determination, the Secretary of the corporation shall promptly request that each holder of record of one or more shares of Class B Common Stock deliver to the corporation for conversion hereunder, and each such holder shall thereupon be required, within ten (10) days following that request, to deliver to the corporation for conversion hereunder, the certificates representing all shares of Class B Common Stock held by such holder, together with instruments of transfer in form satisfactory to the corporation and Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefor (if required pursuant to subsection 4(f)).
(d)    As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in subsections (a), (b) or (c) of this Section 4 and the payment in cash of any amount required by the provisions of subsection 4(f), the corporation will deliver or cause to be delivered at the office of the Transfer

Agent, to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. In the case of a conversion under subsection 4(a), the conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing the converted shares of Class B Common Stock. In the case of a conversion under subsection 4(b), the conversion shall be deemed to have been made on the date that the beneficial ownership of such share(s) has changed as set forth in subsection 4(b). In the case of a conversion under subsection 4(c), the conversion shall be deemed to have occurred on the annual meeting record date on which the condition set forth in subsection 4(c) is determined by the Secretary of the corporation to have occurred. Upon the date of any conversion under subsection 4(b), all rights of the holder of the converted share(s) of Class B Common Stock shall cease, and the new beneficial owner(s) of such shares shall be treated for all purposes as having become the record holder(s) of the shares of Class A Common Stock issued in the conversion. Upon the date of any conversion under subsection 4(c), all rights of the holders of shares of Class B Common Stock shall cease, and such holders shall be treated for all purposes as having become the record holders of the shares of Class A Common Stock issued in the conversion.
(e)    The corporation covenants that it will at all times reserve and keep available, solely for the purpose of enabling the issuance upon conversion of all outstanding shares of Class B Common Stock, a number of shares of Class A Common Stock which is equal to the number of then-outstanding shares of Class B Common Stock. The preceding sentence shall not preclude the corporation from satisfying its obligations in respect of the conversion of outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the corporation. The corporation covenants that if any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder shall require registration with or the approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, then the corporation will cause such shares to be duly registered or approved. Prior to delivery of shares of Class A Common Stock which are required to be delivered in connection with the conversion of shares of Class B Common Stock, the corporation will endeavor to list those shares of Class A Common Stock upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Class A Common Stock which are issued upon conversion of shares of fully paid and nonassessable Class B Common Stock shall, upon issue, be fully paid and nonassessable.
(f)    The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than the person in whose name the converted shares of Class B Common Stock are registered immediately prior to conversion, then the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in connection with any transfer involved in such issuance, or shall establish to the satisfaction of the corporation that such tax has been paid.

Section 5.    Preferred Stock.
The Board of Directors of the corporation shall have the authority at any time, without action of the shareholders, to adopt and file articles of amendment which provide for the issuance of shares of preferred stock in one or more series. The Board of Directors may establish, fix and/or alter the designations, powers, preferences, qualifications, limitations, restrictions and/or relative rights applicable to any series of preferred stock, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights( if any), voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each series of preferred stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series and the designation thereof. The Board of Directors also is authorized to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the preceding sentences of this Section 5, the Board of Directors shall have no power to alter the rights of any shares of preferred stock then outstanding without the consent of the holders of a majority of the outstanding shares the rights of which are to be altered. Shares of preferred stock which are redeemed, purchased or otherwise acquired by the corporation may be reissued except as otherwise provided by law.
Section 6.    Distributions.
Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the corporation in accordance with applicable law, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the corporation, the holders of each series of preferred stock, if any, shall be entitled to receive, out of the net assets of the corporation, an amount for each share of preferred stock which is equal to the required amount which shall have been fixed and determined by the Board of Directors in the resolution or resolutions creating such shares and series, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the corporation shall be distributed or paid over to the holders of Class A or Class B Common Stock. After payment in full of such amounts to the holders of preferred stock of all series, the remaining assets and funds of the corporation shall be divided among and paid to the holders of shares of Class A Common Stock and Class B Common Stock, with each share of Class A and Class B Common Stock being treated equally for such purposes. If, upon such dissolution, liquidation or winding up, the assets of the corporation distributable as aforesaid among the holders of preferred stock of all series shall be insufficient to permit full payment of the required preferential amounts to those holders, then the corporation’s assets shall be distributed ratably among the holders of shares of preferred stock in proportion to the respective total amounts which the holders are entitled to receive as provided in this Section 6.

ARTICLE IV: MANAGEMENT OF CORPORATION
The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and shareholders:
Section 1.    Election of Directors.
(a)     Except to the extent that these Restated Articles of Incorporation grant to the holders of any series of preferred stock the right (voting separately by class or series) to elect additional directors under specified circumstances, the number of directors of the corporation shall be as fixed from time to time by or pursuant to the Bylaws of the corporation. The election of directors need not be by written ballot unless required by the Bylaws of the corporation.
(b)     At each annual meeting of shareholders the shareholders shall elect the directors to hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, subject to prior death, resignation or removal. If the directors shall not have been elected at any annual meeting of shareholders, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Bylaws of the corporation.
(c)     Except as provided in Section 2 of this Article IV and in this subsection 1(c), each director shall be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. The following shall not be votes cast: (1) a share whose ballot is marked as withheld; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting for which a shareholder gives no authority or direction. In a contested election, the directors shall be elected by the vote of a plurality of the votes cast.
A contested election is one in which (1) on the last day for delivery of a notice pursuant to Article 1 of the Bylaws of the corporation for any shareholder nomination of a nominee for the Board of Directors, a shareholder has complied with the applicable nomination requirements regarding one or more nominees; and (2) prior to the date that notice of the meeting is given, the Board has not made a determination that none of the candidacies of such nominees creates a bona fide election contest. For purposes of this Section 1, it is assumed that on the last day for delivery of a notice under Article 1 of the Bylaws of the corporation, there is a candidate nominated by the Board of Directors for each of the director positions to be voted on at the meeting. The following procedures apply in a non-contested election. A nominee who does not receive a majority vote shall not be elected. Except as otherwise provided in this paragraph, an incumbent director not elected because he or she does not receive a majority vote shall continue to serve as a holdover director until the earliest of (x) 180 days after the date on which an inspector determines the voting results as to that director pursuant to Section 60.223 of the Oregon Business Corporation Act; (y) the date on which the Board of Directors appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board pursuant to Section 2.2 of the Bylaws of the corporation; or (z) the date of the director’s resignation. Any vacancy resulting from the nonelection of a director under this Section 1 may be filled by the Board as provided in Section 2.2 of the Bylaws. The Nominating and Governance Committee of the Board of Directors, or any successor thereto, will consider promptly whether to fill the office of a nominee failing to receive a majority vote and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the recommendation of the Nominating and Governance Committee, or any successor thereto, and within 180 days after the certification of the shareholder vote will disclose publicly its decision. Except as provided in the next sentence, no director who failed to receive a majority vote for election will participate in the Nominating and Governance Committee (or any successor thereto) recommendation or Board of Directors decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (i) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (ii) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected.
Section 2.    Removal of Directors.
Except to the extent that these Restated Articles of Incorporation grant to the holders of any series of preferred stock the right (voting separately by class or series) to elect directors under specified circumstances, any director or directors may be removed from office at any time, with or without cause, by the affirmative vote of not less than a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. Unless previously filled by the vote of at least a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (voting together as a single class), any vacancy in the Board of Directors resulting from any such removal may be filled by vote of a majority of the directors then in office, even if less than a quorum, and any directors so chosen shall hold office until the next annual shareholders meeting and until their successors shall have been elected and qualified or until their earlier death, resignation or removal.
Section 3.    Right of Preferred Stock to Vote for Directors.
Notwithstanding the foregoing paragraphs of this Article IV, if at any time the Board of Directors of the corporation shall have adopted and filed articles of amendment which give to the holders of any series of preferred stock issued by the corporation the right (voting separately by class or series) to elect directors at an annual or special meeting of shareholders, then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of those articles of amendment applicable thereto (as those articles may be amended from time to time).
Section 4.    Calling of Meetings.
Special meetings of shareholders of the corporation for any purpose may be called at any time by: (i) a majority of the Board of Directors, or (ii) the President of the corporation, or (iii) one or more shareholders who, in the aggregate, own shares representing ten percent (10%) or more of the total votes of all shares then outstanding. No other person or persons shall have authority to call a special meeting of the shareholders of the corporation.
ARTICLE V: NO PREEMPTIVE RIGHTS
No holder of shares of any class shall have any preemptive or preferential right to subscribe to or otherwise acquire any shares of stock of the corporation, or any obligations or securities convertible into or carrying options or warrants to purchase shares of stock of the corporation, whether now or hereafter authorized and whether unissued or held by the corporation as treasury stock (whether or not the issuance or sale of any such shares, obligations or securities would adversely affect such shareholder’s proportionate voting power), other than any rights which the Board of Directors in its discretion may from time to time grant.
ARTICLE VI: ELECTIONS OR ACTIONS BY WRITTEN CONSENT
Any election of directors or other action by the shareholders of the corporation may be effected at an annual or special meeting of shareholders or by written consent of the shareholders given in lieu of such a meeting. The record date with respect to the determination of shareholders entitled to consent in writing to any action shall be the first date on which a signed written consent setting forth the action to be taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Oregon, to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Any action by written consent shall be deemed effective as of the day on which written consents, signed by all shareholders, are delivered to the corporation by delivery to its registered office in Oregon, to its principal place of business, or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Any delivery which is made to the corporation’s registered office under this Article VI shall be by hand or by certified or registered mail, return receipt requested.
ARTICLE VII: LIMITATION ON LIABILITY OF DIRECTORS
No director of the Corporation is personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for the following:
(a)    Any breach of the director’s duty of loyalty to the Corporation or its shareholders;
(b)    Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(c)    Any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or successor statute; or
(d)    Any transaction from which the director derived an improper personal benefit.
This Article VII does not limit or eliminate the liability of a director for any act or omission occurring before the effective date of this Article VII. No amendment to or repeal of this Article VII may make any director of the Corporation personally liable to the Corporation or its shareholders for monetary damages for any act or omission as a director occurring before the effective date of that amendment or repeal. This Article VII is intended to limit the liability of any director of the Corporation to the greatest extent authorized under the Oregon Business Corporation Act. Any further limitation on the liability of directors authorized under any amendment to the Oregon Business Corporation Act is incorporated into this Article VII on the effective date of that amendment.
ARTICLE VIII: INDEMNIFICATION
Section 1.    Non-Derivative Actions.
Subject to the provisions of Sections 3, 5 and 6 of this Article VIII, the Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Corporation) by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney’s fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew that the conduct was unlawful.
Section 2.    Derivative Actions.
Subject to the provisions of Sections 3, 5 and 6 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Corporation to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorneys’ fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith, provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person’s duty to the Corporation, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Corporation, or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 3.    Determination of Right to Indemnification in Certain Cases.
Subject to the provisions of Sections 5 and 6 of this Article VIII, indemnification under Sections 1 and 2 of this Article VIII shall not be made by the Corporation unless it is expressly determined that indemnification of the person who is or was an officer or director, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VIII. That determination may be made by any of the following:
(a)    By the Board of Directors by majority vote of a quorum consisting of directors who are not or were not parties to the action, suit or proceeding;
(b)    If a quorum cannot be obtained under paragraph (a) of this subsection, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time parties to the action, suit or proceeding (directors who are parties to the action, suit or proceeding may participate in designation of the committee);
(c)    By special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (a) or (b) or, if a quorum of the Board of Directors cannot be obtained under (a) and a committee cannot be designated under (b) the special legal counsel shall be selected by majority vote of the full Board of Directors, including directors who are parties to the action, suit or proceeding;
(d)    If referred to them by Board of Directors of the Corporation by majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who are parties to the action, suit or proceeding), by the shareholders; or
(e)    By a court of competent jurisdiction.
Section 4.    Indemnification of Persons Other than Officers or Directors.
Subject to the provisions of Section 6 of this Article VIII, in the event any person not entitled to indemnification under Sections 1 and 2 of this Article VIII was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of a type referred to in Sections 1 or 2 of this Article VIII by reason of or arising from the fact that such person is or was an employee or agent (including an attorney) of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as an employee or agent (including an attorney) of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) or the stockholders of the Corporation by a majority vote of the outstanding shares upon referral to them by the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) may, but shall not be required to, grant to such person a right of indemnification to the extent described in Sections 1 or 2 of this Article VIII as if the person were acting in a capacity referred to therein, provided that such person meets the applicable standard of conduct set forth in such Sections. Furthermore, the Board of Directors may designate by resolution in advance of any action, suit or proceeding, those employees or agents (including attorneys) who shall have all rights of indemnification granted under Sections 1 and 2 of this Article VIII.
Section 5.    Successful Defense.
Notwithstanding any other provision of Sections 1, 2, 3 or 4 of this Article VIII, but subject to the provisions of Section 6 of this Article VIII, to the extent a director, officer, or employee is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1, 2 or 4 of this Article VIII, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith.
Section 6.    Condition Precedent to Indemnification.
Under Sections 1, 2, 4 or 5. Any person who desires to receive the benefits otherwise conferred by Sections 1, 2, 4 or 5 of this Article VIII shall promptly notify the Corporation that the person has been named a defendant to an action, suit or proceeding of a type referred to in Sections 1, 2, 4, or 5 of this Article VIII and intends to rely upon the right of indemnification described in Sections 1, 2, 4 or 5 of this Article VIII. The notice shall be in writing and mailed, via registered or certified mail, return receipt requested, to the President of the Corporation at the executive offices of the Corporation or, in the event the notice is from the President, to the registered agent of the Corporation. Failure to give the notice required hereby shall entitle the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties) or, if referred to them by the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties), the shareholders of the Corporation by a majority of the votes entitled to be cast by holders of shares of the Corporation’s stock which have unlimited voting rights to make a determination that such a failure was prejudicial to the Corporation in the circumstances and that, therefore, the right to indemnification referred to in Sections 1, 2 or 4 of this Article VIII shall be denied in its entirety or reduced in amount.
Section 7.    Advances for Expenses.
Expenses incurred by a person indemnified hereunder in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals) or threat thereof,

may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation and a written affirmation of the person’s good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.
Section 8.    Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or one of its subsidiaries or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by that person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article or under the Oregon Business Corporation Act.
Section 9.    Purpose and Exclusivity.
The indemnification referred to in the various Sections of this Article VIII shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any statute, rule of law or equity, agreement, vote of the stockholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements of indemnification. The purpose of this Article VIII is to augment the provisions of the Oregon Business Corporation Act dealing with indemnification.
Section 10.    Severability.
If any of the provisions of this Article VIII are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.
ARTICLE IX: ARTICLES AND BYLAWS
Section 1.    Restated Articles of Incorporation.
The corporation reserves the right to alter, amend, repeal or rescind any provision contained in these Restated Articles of Incorporation in any manner now or hereafter permitted by law, and all rights conferred on shareholders herein are granted subject to this reservation. The affirmative vote of the holders of not less than a majority of the total number of votes represented by the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal these Restated Articles of Incorporation, or to adopt any provision inconsistent with the purpose or intent of Articles IV through IX or Section 1 of Article III of these Restated Articles of Incorporation.
Section 2.    Bylaws.
In furtherance and not in limitation of the powers conferred by the Oregon Business Corporation Act, the Board of Directors shall have the power to make, alter, amend, repeal or rescind the Bylaws of the corporation, subject to the power of the shareholders to alter, amend, repeal or rescind any Bylaw made by the Board of Directors.
ARTICLE IX
Series M Preferred Stock
Ten Thousand Five Hundred (10,500) shares of Preferred Stock are hereby designated Series M-2002 Preferred Stock (the “Series M-2002 Preferred Stock”). An additional Four Thousand Five Hundred (4,500) shares of Preferred Stock are hereby designated Series M-2003 Preferred Stock (the “Series M-2003 Preferred Stock”). Collectively, the Series M-2002 Preferred Stock and the Series M-2003 Preferred Stock may be referred to as the Series M Preferred Stock. The Series M Preferred Stock will have the preferences, limitations, and relative rights as set forth in this Article IX. Except as otherwise provided in subsection 5(b) of this Article IX, the preferences, limitations and relative rights of the shares of Series M-2002 Preferred Stock and the shares of Series M-2003 Preferred Stock shall be the same.
Section 1. Voting.
Shares of Series M Preferred Stock will vote on an as-if converted basis together with shares of Common Stock as a single voting group on all matters submitted to a vote of the shareholders of the corporation. For purposes of this Section 1, “as-if converted” means that each holder of Series M Preferred Stock shall be entitled to cast a number of votes equal to the number of shares of Class A Common Stock that would have been issuable upon conversion of such holder’s Series M Preferred Stock if the Company had given notice of conversion thereof on the date of the filing with the Colorado Secretary of State of Articles of Merger relating to the merger of Cherry Creek Dodge, Incorporated, a Colorado corporation, with and into Lithia Acquisition Corp. #99-1, a Colorado corporation (the “Filing Date”). Series M Preferred Stock will also entitle the holders thereof to vote as a separate voting group to the extent set forth in Section 6, below.
Section 2. Dividends.
Shares of Series M Preferred Stock shall not have a dividend preference. Shares of Series M Preferred Stock shall, however, participate in any dividend that may, from time to time, be declared by the Board of Directors of the corporation with respect to the corporation’s Common Stock on an as-if converted basis. For purposes of this Section 2, “as-if converted” means that each holder of Series M Preferred Stock shall be entitled to receive the dividend that would be payable on, the number of shares of Class A Common Stock that would have been issuable upon conversion of such holder’s Series M Preferred Stock if the Company had given notice of conversion thereof on the record date for the dividend being paid.
Section 3. Distributions Upon Liquidation
(a)    Liquidation Preference. Upon any dissolution, liquidation, or winding up of the corporation, whether voluntary or involuntary (a “Liquidation”), the holders of Series M Preferred Stock will be entitled to receive out of the assets of the corporation available for distribution to shareholders, before any payment or distribution may be made with respect to shares of Common Stock, an amount per share equal to $1,000.00 (such amount to be adjusted proportionately in the event the shares of Series M Preferred Stock are subdivided into a greater number or combined into lesser number). The relative priority of the Series M Preferred Stock’s liquidation rights in comparison to the liquidation rights of any other series of Preferred Stock which may be issued by the corporation will be as determined in the designation of rights and preferences of such other series.
(b)    Allocation of Liquidation Preference. If upon any Liquidation, the assets available to be distributed to the holders of Series M Preferred Stock are insufficient to permit the payment to such holders of the full liquidation preference (including any accrued and unpaid dividends) to which they are entitled pursuant to subsection 3(a), then all of the assets of the corporation available for distribution will be distributed ratably to the holders of shares of Series M Preferred Stock in accordance with the amount payable with respect to each share.
Section 4. Redemption
(a)    Redemption at Option of the Corporation. The corporation may redeem all or any part of the shares of Series M Preferred Stock. Any such redemption at the option of the corporation may occur at any time after that date which is two years from the date of the original issuance of the shares to be redeemed and from time to time thereafter and must occur in the manner prescribed in subsection 4(b) below. In the event of a partial redemption of the outstanding Series M Preferred Stock, the corporation shall call for redemption an equal portion of the shares of Series M Preferred Stock owned by each holder, subject to rounding.
(b)    Notice of Call for Redemption by the Corporation. Before making any redemption pursuant to subsection 4(a), the corporation will deliver a written notice (a “Redemption Notice”) to each record holder of any shares of Series M Preferred Stock. Any Redemption Notice will be sent by certified or registered mail, return receipt requested, or by overnight delivery service, to the address shown for such holder on the corporation’s records. Any Redemption Notice will include: (i) the number of shares of Series M Preferred Stock held of record by such holder which the corporation proposes to redeem; (ii) the redemption price as determined in accordance with subsection 4(c) (the “Redemption Price”) to be paid for each share repurchased; (iii) the date (the “Redemption Date”) on which the corporation proposes to pay the Redemption Price for the shares to be redeemed; and (iv) the person and place to which the holder is to send the certificates representing the shares of Series M Preferred Stock being redeemed. Any Redemption Notice will be sent at least twenty (20) calendar days before the Redemption Date.

(c)    Redemption Price. The Redemption Price of shares of Series M Preferred Stock will be $1,000.00 per share (such amount to be adjusted proportionately in the event the shares of Series M Preferred Stock are subdivided into a greater number or combined into a lesser number). The redemption price shall be payable by wire transfer to such bank account as the holder may designate in writing at the time the certificate is surrendered; provided, however, that if the holder fails to provide wire instructions or the amount payable to the holder is less than $10,000, the corporation may pay the Redemption Price by check delivered to the holder in person or by mail at the most recent address reflected on the corporation’s records. The Redemption Price for each share of Series M Preferred Stock shall be paid on the Redemption Date or the date that the certificate representing such share is received by the Company at the place designated in the Redemption Notice, whichever is later. If less than all of the shares represented by a certificate are redeemed, the corporation shall promptly send to the holders a new certificate representing the unredeemed shares.
Section 5. Conversion.
The shares of Series M Preferred Stock will have the following conversion rights:
(a)    Conversion at the Option of the Corporation. Each share of Series M Preferred Stock is convertible, at the option of the corporation, into fully paid and nonassessable shares of the corporation’s Class A Common Stock, at the Conversion Ratio (as defined below) in effect at the time of conversion determined as provided in subsection 5(e).
(b)    Procedures for Conversion at the Option of the Corporation. In order to effect any conversion pursuant to subsection 5(a), the corporation will deliver a written notice (a “Conversion Notice”) to each record holder of any shares of Series M Preferred Stock. Any Conversion Notice will be sent by certified or registered mail, return receipt requested, or by overnight delivery service, to the address shown for such holder on the corporation’s records. Any Conversion Notice will include: (i) the number of shares of Series M Preferred Stock held of record by such holder which the corporation proposes to convert; (ii) an explanation of the calculation of the Conversion Ratio; (iii) the number of shares of Class A Common Stock that such holder will receive as a result of the conversion; (iv) the proposed effective date (the “Conversion Date”) on which the conversion shall be effective (which shall not be more than five business days after the date of the Conversion Notice); and (v) the person and place to which the holder is to send the certificates representing the shares of Series M Preferred Stock being converted.
(c)    Conversion at the Option of the Holder. Any holder of shares of Series M-2002 Preferred Stock may, on or after the earlier of (a) the occurrence of a Change of Control of the corporation (as such phrase is hereinafter defined) or (b) the third anniversary of the Filing Date, tender for conversion all or any part of the shares of Series M-2002 Preferred Stock held by such holder. Any holder of shares of Series M-2003 Preferred Stock may, on or after the earlier of (a) the occurrence of a Change of Control of the corporation (as such phrase is hereinafter defined) or (b) the fourth anniversary of the Filing Date, tender for conversion all or any part of the shares of Series M-2003 Preferred Stock held by such holder. For purposes of this subsection 5(c) a “Change of Control” of the corporation shall be deemed to have occurred only if Lithia Holding

Company, L.L.C. ceases to be the beneficial owner of shares of the corporation’s common stock which, in aggregate, represent at least 51% of the total votes of all outstanding shares of the corporation’s common stock.
(d)    Procedures for Conversion at the Option of the Holder. Any conversion of Series M Preferred Stock at the option of the holder of those shares shall be subject to the following terms and conditions:
1.    Any holder of shares of Series M Preferred Stock who wishes to tender some or all of such shares for conversion must give written notice to the corporation at its principal office that the holder elects to convert such shares, including a statement of the number of shares of Series M Preferred Stock to be converted (the “Tendered Shares”), which shall be accompanied by the certificate or certificates representing the Tendered Shares (the “Conversion Election”).
2.    Within two business days of the receipt of a Conversion Election, the corporation will determine whether or not the approval of the corporation’s shareholders is required under any applicable law or the listing requirements of any exchange on which any of the corporation’s securities are then trading prior to the corporation issuing shares of Class A Common Stock upon the conversion of the Tendered Shares. This determination by the corporation shall be final as between the corporation and the holders of the Tendered Shares.
3.    If the corporation determines that shareholder approval is not necessary prior to the issuance of shares of Class A Common Stock upon the conversion of the Tendered Shares or such shareholder approval has already been obtained, the corporation shall send the holders of the Tendered Shares a Conversion Notice containing the information required in a Conversion Notice given by the corporation pursuant to subsection 5(a) except that the Conversion Date specified in such Conversion Notice shall be a date no later than seven business days after the date on which the corporation received the Conversion Election and the corporation shall be responsible for forwarding on the certificate or certificates representing the Tendered Shares to the appropriate person and place. On such Conversion Date, the Tendered Shares shall be converted into fully paid and nonassessable shares of the corporation’s Class A Common Stock, at the Conversion Ratio (as defined below) determined as provided in subsection 5(e).
4.    If the corporation determines that shareholder approval is necessary prior to the issuance of shares of Class A Common Stock upon the conversion of the Tendered Shares and such shareholder approval has not already been obtained at the time of receipt of Conversion Election or is not obtained within such time after receipt of the Conversion Election as the holders of the Tendered Shares may, in their sole discretion, allow the corporation, the corporation shall redeem the Tendered Shares in accordance with Section 4 except that the Redemption Notice shall only state the corporation’s intent to redeem the Tendered Shares and specify the Redemption Date and the Redemption Date specified in such Redemption Notice shall be a date no later than seven business days after the date on which the corporation received the Conversion Election.

(e)    Conversion Ratio. Each share of Series M Preferred Stock shall be convertible into the number of shares of Class A Common Stock that results from dividing (1) $1,000.00 (such amount to be adjusted proportionately in the event the shares of Series M Preferred Stock are subdivided into a greater number or combined into lesser number) by (2) the “fair market value” of the corporation’s Class A Common Stock on the date the Conversion Notice or the Conversion Election, as the case may be, is given (the “Conversion Ratio”). For purposes of the foregoing, the “fair market value” of the corporation’s Class A Common Stock on any date means the average Daily Sales Price over the 15 consecutive trading days ending with the second trading day preceding such date. Daily Sales Price means, for any trading day, (1) the last sales price of the Class A Common Stock reported by the New York Stock Exchange or other principal securities exchange on which shares of Class A Common Stock are then listed or admitted to trading or (2) if not on an exchange, the last sales price quoted by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”), (3) if not traded on an exchange or quoted on Nasdaq, the average of the closing bid and asked prices for the Class A Common Stock as quoted by the National Quotation Bureau’s “Pink Sheets” or the National Association of Securities Dealers” OTC Bulletin Board System or (4) if none of the above are available, the value of the Class A Common Stock as established in good faith by the corporation’s board of directors. No fractional shares shall be issued upon any conversion of shares of Series M Preferred Stock. Instead, the number of shares of Class A Common Stock to be issued shall be rounded down to the nearest whole number and the holder shall receive a cash payment equal to the fair market value (as determined above) of the fractional share which the holder would otherwise have been entitled to receive.
(f)    Conversion Procedures. As of the Conversion Date each holder of shares of Series M Preferred Stock whose shares are being converted will for all purposes be considered to be a holder of the shares of Class A Common Stock into which such shares are being converted and not as a holder of shares of Series M Preferred Stock specified in either the Conversion Notice or in such holder’s Conversion Election. However, before any holder of Series M Preferred Stock will be entitled to receive a certificate representing the shares of Class A Common Stock into which the holder’s shares of Series M Preferred Stock were converted or to receive any distribution with respect to such shares of Class A Common Stock, such holder must surrender the certificate or certificates representing the shares of Series M Preferred Stock which were converted at the office of the corporation or at the office of any transfer agent appointed to serve as such for the corporation’s Class A Common Stock. Upon either the Conversion Date or, if later, the delivery by the holder of the certificates representing the shares of Series M Preferred Stock which were converted, the corporation will cause to be delivered a certificate issued in the name of such holder representing the shares of Class A Common Stock into which such shares of Series M Preferred Stock were converted and, if less than all of the shares of Series M Preferred Stock represented by the certificates so delivered were converted, a new certificate representing the unconverted shares of Series M Preferred Stock. If there exists any legend restricting transfer of the surrendered Series M Preferred Stock shares, such legend will be placed on the Class A Common Stock shares issued upon the conversion of such shares of Series M Preferred Stock.

Section 6. Protective Provisions.
Without either the approval of a majority of the outstanding shares of Series M Preferred Stock at a meeting of the shareholders with such holders being entitled to vote as a separate voting group or a written consent signed by the holders of all of the outstanding shares of Series M Preferred Stock, the corporation will not amend its Articles of Incorporation in a manner that would either (a) increase the number of shares of Preferred Stock designated as Series M-2002 Preferred Stock or the number of shares of Preferred Stock designated as Series M-2003 Preferred Stock; or (b) change or alter in any manner the preferences, limitations, or relative rights of the Series M Preferred Stock.
Section 7. Status of Acquired or Unissued Shares.
All shares of Series M Preferred Stock that are acquired at any time by the corporation by reason of redemption, conversion, or otherwise will automatically become undesignated shares of Preferred Stock. All shares designated as Series M Preferred Stock that remain unissued on December 31, 2000 will automatically become undesignated shares of Preferred Stock on such date.